UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 7, 2025

iShares® Bitcoin Trust ETF
(Exact name of registrant as specified in its charter)

New York	001-41914	93-6461129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o iShares Delaware Trust Sponsor LLC 400 Howard Street San Francisco, California 94105
(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 670-2000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares	IBIT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On April 7, 2025, BlackRock Fund Advisors, as administrative trustee of iShares Bitcoin Trust ETF (the "Trust") entered into a custodial services agreement (the "Anchorage Custodian Agreement") with Anchorage Digital Bank N.A. ("Anchorage" or the "Additional Bitcoin Custodian"), a national trust bank chartered by the Office of the Comptroller of the Currency. Pursuant to the Anchorage Custodian Agreement, Anchorage will establish and maintain one or more segregated custody accounts, controlled and secured by Anchorage, on its books which will have the ability to support the receipt, safekeeping, and maintenance of the Trust’s bitcoin holdings.

The Trust’s existing custody arrangement with Coinbase Inc., Coinbase Custody Trust Company and other Coinbase entities (collectively, "Coinbase") will remain in force and is unaffected by the Trust's entry into the Anchorage Custodian Agreement. The Trust is not required to hold any particular amount of assets at either Coinbase or the Additional Bitcoin Custodian, and the Sponsor shall, in its sole discretion, determine the amounts held at either custodian as permitted by the Trust Agreement. At the current time, the Sponsor has no plans to move any of the Trust’s bitcoin to the Additional Bitcoin Custodian. The addition of the Additional Bitcoin Custodian reflects the Sponsor’s ongoing risk management approach as part of the Trust’s growing size and the Sponsor’s expanding presence in the digital asset space.

Under the Anchorage Custodian Agreement, the Additional Bitcoin Custodian is required to keep all of the private keys associated with the Trust’s bitcoin held at the Additional Bitcoin Custodian in cold storage. Cold storage is a safeguarding method by which the private key(s) corresponding to bitcoin is (are) generated and stored in an offline manner. Private keys are generated in offline computers or devices that are not connected to the internet so that they are more resistant to being hacked. By contrast, in hot storage, the private keys are held online, where they are more accessible, leading to more efficient transfers, though they are potentially more vulnerable to being hacked.

In the event of a fork, the Anchorage Custodian Agreement provides that the Additional Bitcoin Custodian may temporarily suspend services, and may, in their sole discretion, determine whether or not to support (or cease supporting) either branch of the forked protocol entirely, provided that the Additional Bitcoin Custodian shall use commercially reasonable efforts to avoid ceasing to support both branches of such forked protocol. The Anchorage Custodian Agreement requires the Trust to indemnify Anchorage and its respective officers, directors, agents, employees and representatives against certain losses arising or related to the Trust’s material breach of the Anchorage Custodian Agreement, violation of applicable law, gross negligence, fraud, or wilful misconduct. The Anchorage Custodian Agreement also requires Anchorage to maintain certain insurance policies and coverage.

The foregoing description of the Anchorage Custodian Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Anchorage Custodian Agreement, which has been filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Master Custody Service Agreement dated as of April 7, 2025, by and between Anchorage Digital Bank N.A. and BlackRock Fund Advisors, in its capacity as agent to iShares Bitcoin Trust ETF

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2025

iShares Bitcoin Trust ETF*

By:	iShares Delaware Trust Sponsor LLC

By:	/s/ Bryan Bowers
Name:	Bryan Bowers
Title:	Director and Chief Financial Officer

*	The registrant is a trust. The individual specified above is signing in her capacity as an officer and/or authorized signatory of iShares Delaware Trust Sponsor LLC, the sponsor of the Trust.